PROSPECTUS SUPPLEMENT NO. 18	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 19, 2021)	Registration No. 333-251034

PURECYCLE TECHNOLOGIES, INC.

25,000,000 Shares

Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 19, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (“SEC”) on March 8, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 25,000,000 shares of our common stock, par value $0.001 per share (“Common Stock”), issued pursuant to the terms of those certain subscription agreements entered into (the “PIPE Investment”) in connection with the Business Combination (as defined in the Prospectus). As described in the Prospectus, the selling securityholders named therein or their permitted transferees (collectively, the “Selling Stockholders”), may sell from time to time up to 25,000,000 shares of our Common Stock that were issued to the Selling Stockholders in connection with the closing of the PIPE Investment and the Business Combination.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock, warrants and units are listed on The Nasdaq Capital Market under the symbols “PCT,” “PCTTW” and “PCTTU,” respectively. On March 8, 2022, the closing price of our Common Stock was $7.76 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 23 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 11, 2022.

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2022

PureCycle Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40234	86-2293091
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5950 Hazeltine National Drive,	Suite 650,	Orlando	32822
Florida
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code: (877) 648-3565

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	PCT	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock, $0.001 par value per share, at an exercise price of $11.50 per share	PCTTW	The Nasdaq Stock Market LLC
Units, each consisting of one share of common stock, $0.001 par value per share, and three quarters of one warrant	PCTTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2021 STIP

As previously disclosed, on July 8, 2021, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of PureCycle Technologies, Inc. (the “Company”) approved an annual short-term cash incentive program for fiscal 2021 (the “2021 STIP”), including awards to the Company’s principal executive officer (“PEO”), principal financial officer (“PFO”) and other named executive officers (together, the “Named Executives”) thereunder.

As a result of the achievement of certain pre-established Company performance objectives as previously disclosed, on March 2, 2022 the Committee approved the following payouts under the 2021 STIP to the Named Executives:

Named Executive	2021 STIP Payout
Mike Otworth	$881,250
Michael Dee	$299,250
David Brenner	$199,750

The Company’s PFO, Lawrence Somma, who was appointed Chief Financial Officer effective November 15, 2021, received no payout under the 2021 STIP. In connection with the appointment of Mr. Somma as the Company’s Chief Financial Officer, Mr. Dee no longer serves as an officer of the Company and therefore will not receive any payments under the 2022 STIP or the 2022 LTIP (each as defined below).

2022 STIP and LTIP

On March 2, 2022, the Committee approved, and with regard to the CEO the Board approved, an annual short-term cash incentive program for fiscal 2022 (the “2022 STIP”) and a long-term equity-based incentive program for fiscal 2022 (the “2022 LTIP”), including awards to the Named Executives thereunder.

The 2022 STIP provides participants with an opportunity to earn cash bonuses upon achievement of certain pre-established Company performance objectives (weighted at 70%), and individual achievement (weighted at 30%), with payouts thereunder ranging from 0% to 200% of target. The Company performance objectives under the STIP include the following: commissioning of the facility located in Ironton, Ohio, financing for the first two lines of the planned cluster facility located in Augusta, Georgia and four pre-processing facilities; and certain progress in the Company’s planned global expansion.

The Committee established the following target awards under the 2022 STIP for the Named Executives:

Named Executive	Target Award	Current Base Salary
Mike Otworth	100%	$772,500
Lawrence Somma	70%	$500,000
David Brenner	50%	$351,900

In general, 2022 STIP participants must remain continuously employed by the Company until the award payment date in order to receive a payout of an award under the 2022 STIP.

The 2022 LTIP provides participants with an opportunity to earn or vest in equity-based awards under the Company’s 2021 Equity and Incentive Compensation Plan. The Committee approved, and with regard to the CEO the Board approved, the following equity-based awards in the form of restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) to the Named Executives under the 2022 LTIP:

Named Executive	RSUs	Target Number of PSUs
Mike Otworth	226,891	226,891
Lawrence Somma	58,824	58,823
David Brenner	42,017	42,017

In general, the RSUs will vest in four equal annual installments following the grant date, in each case subject to the participant’s continued employment with the Company through the applicable vesting date.

In general, the PSUs will be earned based on achievement of two equally weighted pre-established performance objectives related to: (i) cumulative earnings before interest, taxes, depreciation, and amortization through December 31, 2024, and (ii) cumulative production at the Company’s operational manufacturing facilities by December 31, 2024, and will vest on the date the attainment of such performance objectives is determined by the Committee, and with regard to the CEO as determined by the Board, subject to the participant’s continued employment with the Company through December 31, 2024. The actual number of shares (if any) issued in settlement of the PSUs may range from 50% to 200% of target.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the forms of Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement for Employees and Notice of Grant of Performance-Based Restricted Stock Units and Performance-Based Restricted Stock Units Award Agreement for Employees, which were filed as Exhibit 10.1 and Exhibit 10.2, respectively, to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 14, 2021.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Form of Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement for Employees (Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 14, 2021).
10.2	Form of Notice of Grant of Performance-Based Restricted Stock Units and Performance-Based Restricted Stock Units Award Agreement for Employees (Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 14, 2021).
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURECYCLE TECHNOLOGIES, INC.

By: /s/ Brad S. Kalter____________________

Name: Brad S. Kalter

Title: General Counsel and Corporate Secretary

Date: March 8, 2022